Exhibit (j)(3)



                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 86 to the Registration Statement (1933 Act File No. 2-22019) of Eaton Vance Growth Trust on Form N-1A of our reports dated November 17, 2003 for Atlanta Capital Small-Cap Fund (now known as Eaton Vance-Atlanta Capital Small-Cap Fund) (the "Fund") and the Small-Cap Portfolio for the year ended September 30, 2003 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectuses and "Other Service Providers" in the Statement of Additional Information, which are part of this Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

January 22, 2004
Boston, Massachusetts